EXHIBIT 11.1

                             CASTLE DENTAL CENTERS
               EXHIBIT 11.1 -- COMPUTATION OF EARNINGS PER SHARE
                                 (IN THOUSANDS)

                                                                           SIX         SIX
                                                                          MONTHS      MONTHS
                                                                          ENDED       ENDED
                                           YEAR ENDED DECEMBER 31,       JUNE 30,    JUNE 30,
                                       -------------------------------   --------    --------
                                         1993       1994       1995        1995        1996
                                       ---------  ---------  ---------   --------    --------
PRIMARY:
Weighted average common shares
  outstanding........................      4,000      4,000      4,000      4,000      4,000
Weighted average of shares issued for
  business acquisitions..............                                                     54
Assumed conversion of preferred stock
  issued within one year of initial
  public offering....................      1,245      1,245      1,245      1,245      1,245
Net effect of dilutive stock options,
  convertible debts, and
  warrants -- based on the treasury
  stock method using average market
  price..............................        270        270        270        270        270
                                       ---------  ---------  ---------   --------    --------
Total primary shares.................      5,515      5,515      5,515      5,515      5,569
                                       =========  =========  =========   ========    ========
Net income (loss)....................  $     809  $     781  $  (2,414)  $    333     $   31
                                       =========  =========  =========   ========    ========
Net income (loss) per share..........  $     .15  $     .14  $    (.44)  $    .06     $  .01
                                       =========  =========  =========   ========    ========
FULLY DILUTED:
Weighted average common shares
  outstanding........................      4,000      4,000      4,000      4,000      4,000
Weighted average shares issued for
  business acquisitions..............                                                     54
Assumed conversion of preferred stock
  issued within one year of initial
  public offering....................      1,245      1,245      1,245      1,245      1,245
Net effect of dilutive stock options,
  convertible debts, and warrants -- based on the treasury stock method using the year-end market price, if higher than
  average market price...............        270        270        270        270        270
                                       ---------  ---------  ---------   --------    --------
Total fully diluted shares...........      5,515      5,515      5,515      5,515      5,515
                                       =========  =========  =========   ========    ========
Net income (loss)....................  $     809  $     781  $  (2,414)  $    333     $   31
                                       =========  =========  =========   ========    ========
Net income (loss) per share..........  $     .15  $     .14  $    (.44)  $    .06     $  .01
                                       =========  =========  =========   ========    ========